Exhibit 99.1
WVT COMMUNICATIONS REPORTS SECOND QUARTER 2007 RESULTS
(WARWICK, NY, August 13, 2007) WVT Communications (NASDAQ: WWVY) announced today its financial results for the second quarter and six months ended June 30, 2007. There was solid improvement in net income for both periods. The Company increased its net income by 95% from $694,000 to $1,350,000 for the three month period over the same period in 2006 and by 9% from $1,902,000 to $2,076,000 for the six month period over the same period in 2006. Of the Company’s net income for the six-month period in 2006, $611,000 derived from the sale of an investment. That income did not recur in 2007. If it is excluded from the net income for the first six months of 2006, the Company’s net income for the comparable six-month period in 2007 increased by 40% over 2006.
Operating revenues decreased 7% from $6,341,000 to $5,878,000 for the three months ended June 30, 2007 compared to the same period in the prior year and decreased 5% from $12,416,000 to $11,769,000 for the six months ended June 30, 2007 compared to the same period in the prior year. The Company successfully introduced its Customer Winback Program and continued its “Triple Play” (bundle of wireline access, broadband internet and video services). The results of these two initiatives were not, however, enough to counteract revenue decreases from access lines.
While revenues continued to decline compared to last year, the Company introduced new services, advanced technology, competitive pricing plans and packaging that it believes should over time reduce or reverse that decline. We are significantly extending the footprint of our video services and will include High Definition TV and video on demand by the end of the third quarter. We have had success this quarter in the continuation of our “Triple Play” promotion of bundled wireline access, broadband internet, and video services as well as with the introduction of our Winback Program, which works to regain former customers. During the third quarter we will introduce our “Quadruple Play” offering to the consumer marketplace, which combines the Triple-Play with the re-introduction of WVT-branded wireless service. These efforts should help offset the effects of competition and technology substitution that have resulted in access line losses. In the third quarter we also will launch Voice over Internet Protocol (“VoIP”) services together with high volume broadband transport for business customers and expand our CLEC operations in Poughkeepsie and Newburgh markets.
Further, as a result of aggressive cost controls, the Company’s operating expenses decreased a significant 23% from $7,795,000 to $6,034,000 for the three months ended June 30, 2007 compared to the same period in the prior year and decreased 15% from $14,913,000 to $12,625,000 for the six months ended June 30, 2007 compared to the same period in the prior year. The decreases derived largely from prudent management of outside vendors and improvements in operating efficiencies.
The Company has a long history in successful deployments of new technology. We were one of the first telephone companies to install digital switching, to offer internet access as an Internet Service Provider (ISP), and to offer video service as an alternative to cable TV companies. We have continued to invest in our operations to gain enhanced operating efficiencies and to enable the introduction of new services to our customers. Last year we installed one of the first VoIP switching platforms in the Hudson Valley. This year we will complete the installation of our enterprise resource planning system, which will support new services and provide operating efficiencies. During the second quarter, we upgraded several of our core servers with new technology, providing customers with enhanced features, and in the third quarter we plan to replace our core routers. We have a major capital program to extend video services and broadband internet to a greater number of our customers.

Commenting on the second quarter results, Duane Albro, the President and CEO, said “The dramatic increase of net income by 95% is a significant milestone for WVT Communications and was principally due to the hard work of our employees in the execution of our business plan. The focus during the second quarter has been to dramatically reduce expenses in order to generate a positive operating margin, lower our cost structure to enhance our competitiveness and position our infrastructure and products for the increased marketing and sales planned for the remainder of the year. We are firmly committed to creating value for our shareholders by the successful planning and deployment of our initiatives, which we believe will maximize the value of our cash flows. We are continuing to reduce our debt and pay a stable dividend. We have increased our investment in O-P and will continue to evaluate other strategic investments as well. WVT Communications is a great company with great customers and great employees...and a solid plan for growth.”
About WVT Communications
WVT Communications is a leading voice, internet, video and wireless provider servicing consumers and businesses in the lower Hudson Valley of NY and New Jersey. Additional information about the Company is available at www.wvtc.com
Forward-looking Statements
This press release includes statements that may constitute “forward-looking” statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1955. Forward-looking statements inherently involve risks and uncertainties that could cause or contribute to such differences that include, but are not limited to, competitive factors, the success of new products in the marketplace, dependence on third party vendors, and the ability to obtain financing. By making these forward-looking statements, WVT Communications undertakes no obligation to update these statements for revisions or changes after the date of this release.
Contact:
WVT Communications
Kenneth H. Volz,
Chief Financial Officer, 845-986-8080

WARWICK VALLEY TELEPHONE COMPANY
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
($ in thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Operating revenues:
Local network service	$794	$908	$1,619	$1,824
Network access service	2,066	2,109	4,015	4,043
Long distance services	825	890	1,735	1,746
Directory advertising	331	328	669	668
Online services	1,440	1,577	2,915	3,206
Other services and sales	422	529	816	929

Total operating revenues	5,878	6,341	11,769	12,416

Operating expenses:
Plant specific	871	1,211	2,057	2,376
Plant non-specific:
Depreciation and amortization	1,294	1,434	2,588	2,905
Other	746	890	1,447	1,760
Customer operations	895	1,088	1,947	2,113
Corporate operations	1,587	2,609	3,137	4,489
Cost of services and sales	294	230	685	590
Property, revenue and payroll taxes	347	333	764	680

Total operating expenses	6,034	7,795	12,625	14,913

Operating loss	(156)	(1,454)	(856)	(2,497)

Other income (expense):
Interest income (expense), net of	(92)	23	(126)	6
capitalized interest
Income from equity method investments	2,265	2,487	4,135	4,768
Gain on sale of investment	—	—	—	611
Other income (expense), net	28	(6)	10	(12)

Total other income (expense)	2,201	2,504	4,019	5,373

Income before income taxes	2,045	1,050	3,163	2,876

Income taxes	695	356	1,087	974

Net income	1,350	694	2,076	1,902

Preferred dividends	7	7	13	13

Income applicable to common stock	$1,343	$687	$2,063	$1,889

Basic and diluted earnings per share of outstanding common stock	$0.25	$0.13	$0.39	$0.35

Weighted average shares of common stock outstanding	5,351,780	5,351,780	5,351,780	5,351,780

WARWICK VALLEY TELEPHONE COMPANY
CONSOLIDATED BALANCE SHEETS
(in thousands except share and per share amounts)

	June 30,	December 31,
	2007	2006
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$7,330	$12,296
Accounts receivable — net of allowance for uncollectibles — $134 and $107, in 2007 and 2006,	3,442	4,121
respectively
Other accounts receivable	261	262
Materials and supplies	1,372	957
Prepaid expenses	765	695
Deferred income taxes	222	228

Total current assets	13,392	18,559

Property, plant and equipment, net	36,411	37,087
Unamortized debt issuance costs	71	77
Other deferred charges	798	814
Investments	8,450	3,733
Other assets	170	179

Total assets	$59,292	$60,449

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$1,650	$1,013
Current maturities of long-term debt	1,519	1,519
Advance billing and payments	274	251
Customer deposits	119	128
Accrued taxes	863	1,221
Pension and post retirement benefit obligations	1,155	1,435
Other accrued expenses	1,531	2,199

Total current liabilites	7,111	7,766

Long-term debt, net of current maturities	6,454	7,214
Deferred income taxes	1,032	4,490
Long term income taxes payable	3,659 -
Other liabilities and deferred credits	624	624
Pension and post retirement benefit obligations	7,766	7,583

Total liabilities	26,646	27,677

Shareholders’ equity
Preferred shares — $100 par value; authorized and issued shares of 5,000; $0.01 par value authorized and unissued shares of 10,000,000;	500	500
Common stock — $0.01 par value; authorized shares of 10,000,000	60	60
issued 5,985,463 shares
Treasury stock — at cost, 633,683 common shares	(4,748)	(4,748)
Additional paid in capital	3,487	3,487
Accumulated other comprehensive loss	(3,388)	(3,554)
Retained earnings	36,735	37,027

Total shareholders’ equity	32,646	32,772

Total liabilities and shareholders’ equity	$59,292	$60,449